EXHIBIT 10.27


                  DESCRIPTION OF DAVID B. BARTON'S COMPENSATION


      David B. Barton is serving as Senior Vice President of Worldwide Sales of Mobius Management Systems, Inc. (the "Company") pursuant to an offer from the Company which includes the following principle terms:

o    Starting annual salary: $225,000 paid in semi-monthly installments.

o Annual incentive compensation: an annual total of up to $250,000, paid during the year if certain corporate and individual objectives are met in accordance with the Company's executive compensation incentive plan.

o Stock options: 100,000 options in the Company's common stock, (subject to approval of the Company's Board of Directors) to be granted in accordance with the Company's options program. These options are ISO qualified and non-qualified options (depending on applicable laws and regulations) and vest over five years as follows: 20% at the end of the first year and 5% each quarter thereafter while Mr. Barton is employed by the Company.

o Transition pay: $40,000 lump sum payment, to be made with the first payroll after Mr. Barton's start date. If Mr. Barton were to voluntarily terminate employment with the Company during his first six months of employment, Mr. Barton would be required to pay back this transition pay to the Company in full on his last day of employment.

o Severance pay: If during Mr. Barton's first six months of employment, the Company terminates employment without cause, the Company agrees to pay six months of base salary upon termination. If during Mr. Barton's seventh to twelfth months of employment, the Company terminates employment without cause, the Company agrees to pay three months of base salary upon termination. After one year of employment with the Company, no severance plan will be in effect.

      Mr. Barton will participate in the Company's benefits program generally available to the Company's employees.

      Employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or Mr. Barton. There is no express and/or implied contract of employment with Mobius.


Dated: June 22,2005